Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Franklin Covey Co.:

Under date of November 13, 2006, we reported on the consolidated balance sheets of Franklin Covey Co. and subsidiaries as of August 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2006, which are included in the Franklin Covey Co.’s Annual Report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG, LLP

Salt Lake City, Utah
November 13, 2006